Exhibit 99.1

SELECTED FINANCIAL DATA

Effective March 1, 2014, Phillips 66 Partners LP (the Partnership) acquired the Gold Line products system and the Medford spheres (collectively, the Acquired Assets) from Phillips 66 for total consideration valued at $700 million (the Gold Line/Medford Acquisition). The Gold Line/Medford Acquisition was a transfer of businesses between entities under common control, which requires it to be accounted for as if the transfer had occurred at the beginning of the period of transfer, with financial statements for prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial information has been retrospectively adjusted to include the historical results and financial position of the Acquired Assets prior to their acquisition.

For periods prior to the Partnership's initial public offering (the Offering), the historical results of operations include our predecessor for accounting purposes. We refer to our pre-Offering predecessor and the operations of the Acquired Assets prior to their acquisition collectively as "our Predecessors." The combined financial statements of our Predecessors were derived from the accounting records of Phillips 66, and reflect the combined historical results of operations, financial position and cash flows of our Predecessors as if such businesses had been combined for all periods presented.

All financial information presented for the periods after the Offering represents the consolidated results of operations, financial position and cash flows of the Partnership giving retrospective effect to the combined results of operations, financial position and cash flows of the Acquired Assets. Accordingly:

•
The selected income statement data for the year ended December 31, 2013, consists of the consolidated results of Phillips 66 Partners for the period from July 26, 2013, through December 31, 2013, the combined results of our pre-Offering predecessor for the period from January 1, 2013, through July 25, 2013, and the combined results of the Acquired Assets for the entire year of 2013. The selected income statement data for the years ended December 31, 2012 and 2011, consists entirely of the combined results of our Predecessors.

•
The selected balance sheet data at December 31, 2013, consists of the consolidated balances of the Partnership and the combined balances of the Acquired Assets, while the selected balance sheet data at December 31, 2012 and 2011, consists of the combined balances of our Predecessors.

To ensure full understanding, you should read the selected financial data presented below in conjunction with Exhibit 99.2—Management's Discussion and Analysis of Financial Condition and Results of Operations and Exhibit 99.3—Audited Consolidated Financial Statements of Phillips 66 Partners LP included in this Current Report on Form 8-K.

	Millions of Dollars Except Per Unit Amounts
	2013*	2012*	2011*

Transportation and terminaling services revenue—related parties	$181.9	141.8	134.6
Transportation and terminaling services revenue—third parties	5.1	3.5	5.2
Net income	99.7	61.1	63.2
Net income attributable to the Partnership	28.9	**	**
Limited partners' interest in net income attributable to the Partnership	28.3	**	**
Net income attributable to the Partnership per limited partner unit (basic and diluted)***
Common units	0.40	**	**
Subordinated units	0.40	**	**
Total assets	721.4	259.9	239.6
Cash distributions declared per unit	0.1548	**	**
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.
**Information is not applicable for the periods prior to the Offering.
***See Note 9—Net Income Per Limited Partner Unit, in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.